The McGeary Law Firm, P.C.

405 Airport Fwy., Suite 5

Bedford, Texas 76021

(817)-282-5885

October 7, 2011

Board of Directors

Wellness Center USA, Inc.

61014 E. Algonquin Rd, Suite 111

Schaumberg, IL 60173

Re: Wellness Center USA, Inc. Registration Statement on Form S-1

Dear Board of Directors:

I have  been  requested  to issue my  opinion  as to the  legal  status  of 7,550,000  common shares of Wellness Center USA, Inc. (the “Company”) which are being  registered on Form S-1 under the Securities Act of 1933 for sale by the Company.  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

I  have,  in  connection  with  that  request,  examined  the  Certificate  of Incorporation  and  By-laws  of the Company, private placement documents including signed subscription agreements and canceled checks, and  minutes of a  subsequent  meeting on November 30, 2010 by which the Board  authorized the issuance of restricted common shares to the selling stockholders listed in the Form S-1. I have also examined a draft of the proposed registration statement on Form S-1, reviewed other documents and conducted other investigations as I have deemed necessary and appropriate to establish a basis for the opinions set forth herein.

In my  examination,  I have assumed the legal capacity of all natural persons, the genuineness  of all  signatures,  and  the  authenticity  of all documents  submitted  to me as originals or photo static copies.  I have also assumed that signing parties have had the power, corporate or other, to sign any and all documents that bear their signatures. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon my examination of relevant documents and other inquiries made by me it is my opinion that Wellness Center USA, Inc. is duly organized, validly existing and in good standing as a corporation under the laws of the State of Nevada. The 7,550,000  common  shares  to be  offered  and  sold  by  existing  stockholders pursuant to the  Company's registration  statement  on Form  S-1  are duly and validly  authorized and issued,  fully-paid and non-assessable common shares of the Company. Those 7,550,000 shares will continue, after they have been offered, sold and delivered after sale, by their existing registered owners pursuant to the aforesaid registration statement, to be validly authorized and issued, fully paid, and non-assessable common shares of the corporation.

I will be available to respond to any questions the Staff of the Securities and Exchange Commission or the Company, may have about the opinions expressed herein or the facts upon which they are based.

CONSENT

I  hereby  consent  to  the  use  of  this  opinion  as an  exhibit  to the Registration Statement and in any amendment thereto.

Sincerely,

/s/ Aaron D. McGeary

Aaron D. McGeary